EXHIBIT 99.1

Capital One Announces Plans to Outsource Production Services Operations

MCLEAN, Va.—(BUSINESS WIRE)—Nov. 9, 2004—Capital One Financial Corporation (NYSE:COF) today announced that, as part of its previously announced strategy to improve cost efficiencies, the company plans to transition the majority of its production services operations work to a U.S.-based supplier. As a result of this decision, approximately 750 positions at sites in Federal Way, Washington and Richmond, Virginia will be eliminated.

The company intends to transition the production service activities from the impacted sites in stages beginning immediately and continuing through the summer of 2005. Approximately 260 positions will be eliminated in Federal Way by early March of 2005, at which time the local Capital One site will be closed. In addition, approximately 490 positions will be eliminated from Richmond-based facilities. Capital One will maintain a production services department in Richmond of approximately 230 associates to manage the new, extended enterprise and retain some specialty work in-house.

All of the impacted Capital One associates will receive a minimum of 90 days notice along with extensive career transition services, including one-on-one counseling and career seminars. In addition, all full- time associates will be eligible for severance packages, including retraining assistance and outplacement services.

Additionally, as part of the company’s agreement with its outsourcing vendor, First Data Corp. (NYSE:FDC) will provide job opportunities and transition assistance to qualified, non-exempt Capital One associates at one of several First Data locations across the country.

Capital One is working closely with local community leaders and will honor the company’s existing community commitments. Capital One expects a seamless transition for customers.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., offers automobile and other motor vehicle financing products. Capital One’s subsidiaries collectively had 47.2 million accounts and $75.5 billion in managed loans outstanding as of September 30, 2004. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

CONTACT: Capital One Financial Corporation, McLean

Tatiana Stead

Director, Corporate Media

703-720-2352

SOURCE: Capital One Financial Corporation

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Capital One Financial Corp.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.